EXHIBIT 10.37

VIROPHARMA INCORPORATED

SEVERANCE PAY PLAN

I. PURPOSE

1.1. General Purpose. The Plan is intended to provide separation benefits to certain employees of ViroPharma Incorporated and its affiliates and subsidiaries who are separated from service involuntarily. The Plan supersedes all prior plans or programs providing severance or separation benefits, whether written or unwritten.

1.2. Coverage Under ERISA. It is the intention of the Company that the Plan be a welfare benefit plan, as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

II. DEFINITIONS

2.1. Defined Terms. Whenever used in the Plan, unless the context clearly indicates otherwise, the following words shall have the following meanings:

(a) “Administrator” means the person or persons designated by the Board of Directors of the Company to administer the Plan.

(b) “Company” means ViroPharma Incorporated, or any successor thereto.

(c) “Employee” means any person who is regularly employed by a Participating Company for 30 or more hours per week, who is paid from a Participating Company payroll and who is not covered by a collectively bargained agreement to which any Participating Company is a party.

(d) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations issued thereunder.

(e) “Month of Salary” means an amount equal to the Participant’s annualized base salary divided by twelve.

(f) “Participating Company” means each entity identified in the “General Information” section of this Plan, as may be amended from time to time, which entity has, by action of its Board, elected to participate in the Plan.

(g) “Participant” means an Employee who has fulfilled the eligibility requirements of Article III.

(h) “Plan” means this ViroPharma Incorporated Severance Pay Plan, as amended from time to time.

(i) “Plan Year” means the fiscal year of the Plan and is the 12-month period ending each December 31.

(j) “Years of Service” means the quotient obtained by dividing (i) total number of full calendar months that an Employee has performed services as an employee of his/her Participating Company by (ii) twelve (12).

III. PARTICIPATION

3.1. Eligibility for Benefits. An Employee shall be eligible for severance benefits hereunder if his or her employment is terminated involuntarily by a Participating Company and the Administrator has determined that he or she is eligible for benefits, subject to Section 3.2 of this Plan as well as the following:

(a) An Employee shall not be eligible for benefits if (i) he or she is terminated by a Participating Company for misconduct or unsatisfactory performance or for any of the reasons identified in Section 5.7(a) of the ViroPharma Incorporated 2001 Equity Incentive Plan or (ii) he or she voluntarily terminates his or her employment with a Participating Company for any reason. The Administrator shall have the sole discretion to determine an Employee’s eligibility hereunder, based on information provided to it by the Company, subject to claims review pursuant to Section 5.5.

(b) An otherwise-eligible Employee who is absent on a leave under the Family and Medical Leave Act shall be eligible for benefits hereunder if the Employee is prepared to return to work at the end of such leave, if no position is offered to such Employee by any Participating Company or by any purchaser of the Participating Company’s assets. Except as otherwise provided above, an Employee who is not actively at work at the time of his termination of employment will not be eligible for benefits hereunder.

3.2. Loss of Eligibility. An otherwise-eligible Employee will cease to be eligible for benefits under this Plan if:

(a) he or she fails to continue as a satisfactory Employee until the date that his or her employment is terminated by the Participating Company in accordance with its business needs;

(b) either before or after a termination of his or her employment, he or she is offered a position with any Participating Company or an affiliate of any Participating Company (which may involve relocation of up to 50 miles) at a comparable salary, for which the Participant is reasonably suited by reason of education, training or experience;

(c) either before or after a termination of his or her employment, he or she accepts a position with an affiliate of any Participating Company, either in the United States or elsewhere; or

(d) the Participating Company has sold assets or otherwise transferred some portion or all of its business operations to another employer, and that employer has offered the Employee a position that provides a rate of compensation substantially similar to that received by the Employee from the Participating Company immediately prior to his or her last day of employment with the Participating Company.

IV. SEPARATION BENEFITS

4.1. Basic Severance Benefits. A Participant may receive cash payments and/or other benefits specified by the Administrator in a determination letter or memorandum sent to the Participant equal to one or more whole or fractional Months of Salary less any amount paid by the Participating Company or any affiliate to the Participant in connection with his or her termination of employment in connection with the Company’s compliance with any federal or state law, including, without limitation any payment by the Participating Company or any affiliate pursuant to the Worker Adjustment and Retraining Notification Act, as amended. The Administrator will condition the receipt of any payments and any other severance benefits (including subsidized group health benefits described in Section 4.2, below) on the Participant’s execution of a release and return of Participating Company Property in accordance with Section 4.5.

4.2. Subsidized COBRA Coverage. If the Administrator so determines, a Participant may also be eligible to receive subsidized medical coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); provided, however, that such participation is conditioned on the following:

(a) The Participant is eligible for and elects to receive medical coverage under COBRA;

(b) The Administrator will specify the duration of the subsidized medical coverage and the extent of the cost subsidy;

(c) The Participant will be required to pay any portion of the cost resulting from the continuation of medical coverage beyond the period of any subsidized medical coverage, if any, in such manner and at such times as specified by the Administrator; and

(d) Such subsidized coverage shall cease as of the date that the Participant and his spouse become eligible for group medical coverage from another employer (whether or not such coverage is actually elected) or as of such other date that continuation of coverage under COBRA would have ceased for any reason.

4.3. Payment of Benefits. All severance payments will be paid in the form of salary continuation; provided, however, that the Company may, in its sole discretion, pay the severance payments in a lump sum instead of salary continuation payments. All severance payments hereunder will be subject to tax and other required withholding in accordance with the Company’s standard payroll practices. No severance payments will commence until eight days after receipt of a valid release signed by the Participant, if such release is required.

4.4. Documentation and Claim for Benefits. Normally, the Company will inform a Participant of his eligibility for benefits hereunder and benefits will be paid automatically. Any other Participant who believes he or she is eligible for benefits may apply for benefits by submitting to the Administrator a written claim for benefits in accordance with Section 5.5.

4.5. Execution of Release and Return of Company Property Required. All benefits payable under the Plan are conditioned on both the execution of a release (as outlined in this Section 4.5) and the return of all property owned by any Participating Company to the Administrator. No Participant will receive benefits in accordance with Section 4.2 unless the Participant otherwise satisfies the requirements for payment of benefits hereunder, signs a settlement agreement and release substantially in the form attached hereto as Exhibit A, and returns it to the Plan Administrator on or within the period required by the Plan Administrator. No cash payments hereunder shall be made before the eighth day after the receipt of the release by the Administrator. To the extent permitted by law, all future benefits due under the Plan may be suspended if the Participant revokes the release or otherwise repudiates it or breaches its terms.

4.6. Maximum Benefits. Notwithstanding any other provision of this Plan, the total severance payments paid hereunder to any Participant will not exceed twice that Participant’s annual compensation in the year preceding his or her termination and will not be paid over a period extending more than 24 months beyond the date of that Participant’s termination.

V. ADMINISTRATION

5.1. Plan Administrator. The Administrator shall act as the Plan’s administrator, as defined in Section 3(16)(A) of ERISA. The Administrator shall be charged with the interpretation, administration and operation of the Plan.

5.2. Delegation of Duties. The Administrator may delegate to any person or persons, severally or jointly, the responsibility for the preparation and filing of all disclosure material and reports which the Administrator is required to file by law, and the responsibility for the day to day operation of the Plan.

5.3. Rules and Regulations. The Administrator, subject to the provisions of the Plan, may adopt such rules and regulations as it deems necessary to carry out the provisions of the Plan.

5.4. Discretionary Actions. The Administrator shall have the power of full and final determination as to all issues concerning eligibility for benefits under the Plan and interpretation of the Plan, and such determinations with respect to an Employee’s rights or benefits shall be entitled to the maximum deference permitted by law.

5.5. Benefit Claims Procedure. In accordance with Section 503 of ERISA and the regulations of the Secretary of Labor prescribed thereunder:

(a) All claims for benefits under the Plan should be directed to the Administrator. Claims must be made in writing, should be executed and should include enough information to determine their validity.

(b) A decision will be issued no later than 90 days after receiving enough information to process the claim, unless special circumstances require an additional 90 days for processing. If a claim is entirely or partly denied, the Participant will receive a written notice that will include the reason for the denial, the portion of the Plan on which the denial is based, and an explanation of the claim review procedure. If the Participant’s claim was incomplete, the notice will say what additional information is needed. If the Participant does not receive a response within 180 days after the Plan Administrator receives his or her claim, the claim is deemed denied.

(c) A Participant (or his or her beneficiary) is entitled to appeal a claim that is entirely or partly denied for a full and fair review. The Participant’s appeal for a review must be made in writing and should be sent within 60 days after the Participant receives a notice of the denial of his or her claim, or within 60 days after the claim is deemed denied. The Participant will receive a written notice of the decision on his or her appeal within 60 days after the request for review is received, unless special circumstances apply.

VI. MISCELLANEOUS

6.1. Right to Amend or Terminate. The Company reserves the right to amend the Plan, in whole or in part, or discontinue or terminate the Plan at any time; provided, however, that any such amendment, discontinuance or termination shall not affect any right of any Participant to claim benefits under the provisions of Article IV for events occurring prior to the date of such amendment, discontinuance or termination.

6.2. Benefits Payable from General Assets. Benefits payable hereunder shall be paid exclusively from the general assets of the Company, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust account, insurance contracts or other asset of the Company.

6.3. No Contract for Continued Services. The Plan shall not be construed as creating any contract for continued services between the Company and the Participant, and nothing herein contained shall give the Participant the right to be retained as an Employee of the Company.

6.4. Governing Law. The Plan shall be construed as administered and enforced in accordance with ERISA and, where appropriate, the laws of the State of Delaware.

6.5. Definition of Words. Feminine or neuter pronouns shall be substituted for those of the masculine form, the plural shall be substituted for the singular, and vice-versa, in any place or places herein where the context may require such substitution or substitutions.

6.6. Non-Alienation. No amount payable hereunder will be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of any person. Any attempt by a Participant to alienate his or her benefits hereunder, whether presently or thereafter payable, will be void.

ADDENDUM TO THE VIROPHARMA INCORPORATED

SEVERANCE PAY PLAN

This addendum is provided to enable this document to serve as, and to satisfy the requirements applicable to, a summary plan description. This addendum sets forth a Participant’s rights under ERISA and provides general information regarding the Plan.

A Participant’s Rights under ERISA

(Employee Retirement Income Security Act of 1974, as amended)

ERISA gives a Participant in the Plan certain rights and protections. A Participant is entitled to:

•	Review, without charge, at the Plan administrator’s office and at other specified locations such as work sites, all Plan documents, and copies of all papers filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration, including the Plan’s latest annual report (Form 5500 Series).

•	Receive copies of all documents governing the operation of the plan and copies of the latest annual report (Form 5500 Series) and an updated summary plan description. The Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. ERISA requires the Administrator to give each participant a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan are called “fiduciaries.” They have a duty to act prudently and in the interest of each Participant in the Plan and their beneficiaries. No one, including the Participant’s employer, union, or any other person, may fire the Participant or otherwise discriminate against the Participant in any way to prevent him or her from obtaining a welfare benefit or exercising his or her rights under ERISA.

Enforcing Participants’ Rights

If a Participant’s claim for a welfare benefit is denied or ignored, in whole or in part, that Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps a Participant can take to enforce his or her rights. For instance, if the Participant requests a copy of Plan documents or the latest annual report from the Administrator and does not receive them within 30 days, the Participant may file suit in a federal court. In that case, the court may require the Administrator to provide the materials and pay the Participant up to $110 a day until he or she receives them, unless the materials were not sent because of reasons beyond the Administrator’s control. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, the Participant may file suit in a state or federal court. Of course, the Company would suggest that the Participant follow the claims procedure provided in the Plan before suing.

If it should happen that Plan fiduciaries misuse the Plan’s money, or if a Participant is discriminated against for asserting his or her rights, the Participant may ask for help from the U.S. Department of Labor or may sue in a federal court. The court will decide who has to pay court costs and legal fees. If the Participant wins, the court may order the person the Participant sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees (for example, if it finds the Participant’s claim is frivolous).

Assistance with Questions

If any Participant has any questions about the Plan, that Participant should contact the Personnel Department. If a Participant has any questions about this statement or about his or her rights under ERISA, or if he or she needs assistance in obtaining documents from the Administrator, the Participant should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. The Participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

GENERAL INFORMATION

Plan Name:	ViroPharma Incorporated Severance Pay Plan.

Plan Type:	The Plan is an employee welfare benefit plan, providing for the payment of severance benefits. All benefits under the Plan are paid from the general assets of the Company.

Plan Number:	502.

Plan Effective Date:	The Plan is effective as of July 15, 2002.

Plan Year:	January 1 to December 31.

Plan Sponsor:	ViroPharma Incorporated 405 Eagleview Boulevard Exton, Pa 19341 610-458-7300

Employer Identification Number:	23-2789550

Participating Companies:	ViroPharma Incorporated.

Plan Administrator:	ViroPharma Incorporated c/o Thomas Doyle 405 Eagleview Boulevard Exton, Pa 19341 610-458-7300

Agent for Service of Legal Process:	Same as Plan Administrator.

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made by and between                      (“[NAME]”), and ViroPharma Incorporated, a Delaware corporation (the “Company”), which maintains its principal place of business in Exton, Pennsylvania. [NAME] and the Company, each intending to be legally held bound, agree as follows:

6.6.1. Consideration. In consideration for a release of claims and other promises and covenants set forth herein, and after this Agreement becomes effective as set forth in paragraph 8, the Company shall: pay [NAME] a total of $1,587.66, in 4 equal installments of $396.92 pursuant to the Company’s payroll practices in effect from time to time and subject to required tax withholdings; if [NAME] elects COBRA coverage, fund such COBRA payments for 2 months; and provide career transition services through Drake Beam Morin. Payment shall be made following the expiration of the revocation period set forth in paragraph 8.

6.6.2. Employee’s Release. [NAME] generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, directors, shareholders, general partners, limited partners, employees and agents and the heirs and executors of same (herein collectively referred to as the “Company Group”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “claims”), which [NAME] ever had or now has against the Company, the Company Group, or any one of them arising out of or relating to any matter, thing or event occurring up to and including the date of the this Agreement. This release specifically includes, but is not limited to:

(a) except in respect of the consideration provided by the Company in Section 1 above, any and all claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, settlement pay, vacation pay, and bonuses;

(b) any and all claims for wrongful discharge, breach of contract, whether express or implied, and claims for breach of implied covenants of good faith and fair dealing;

(c) any and all claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”);

(d) any and all claims under any federal or state statute relating to employee benefits or pensions;

(e) any and all claims in tort, including but not limited to, any claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

(f) any and all claims for attorneys’ fees and costs.

6.6.3. Acknowledgment. [NAME] understands that this Release extends to all of the aforementioned claims and potential claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement.

6.6.4. Confidentiality. No party shall disclose or publicize the terms of this Agreement to any person or entity, except that [NAME] may disclose the terms, and/or fact of this Agreement to immediate family members, [NAME]’s accountants and attorneys and to others as required or permitted by law.

No Disparagement. The parties shall not make any disparaging comments about the other.

6.6.5. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns.

6.6.6. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

6.6.7. Advice of Counsel; Revocation Period. [NAME] is hereby advised to seek the advice of counsel. [NAME] hereby acknowledges that he/she is acting of his/her own free will, that he/she has been afforded a reasonable time to read and review the terms of this Agreement, and that he/she is voluntarily entering into this Agreement with full knowledge of its provisions and effects. [NAME] further acknowledges that he/she has been given at least FORTY-FIVE (45) days (until                     ) within which to consider this Agreement and that he/she has SEVEN (7) days following his/her execution of this Agreement to revoke his/her acceptance, with this Agreement not becoming effective until the revocation period has expired. We have attached as Exhibit A lists of those people described by job title and age, who were selected for reduction in force and who received a similar offer and those people who were not selected for reduction in force, also described by job title and age. To accept this Agreement, [NAME] must sign and date this Agreement below and send it to the Company postmarked no later than                     . If [NAME] elects to revoke his/her acceptance of this Agreement, [NAME] must provide written notice of such revocation by certified mail (postmarked no later than seven days after the date [NAME] accepted this Agreement) to                      , ViroPharma Incorporated, 405 Eagleview Boulevard, Exton, Pennsylvania 19341.

6.6.8. Amendments. Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, except by a written agreement signed by the parties hereto.

6.6.9. Governing Law; Forum Selection. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles of any jurisdiction. The parties agree that any disputes relating in any way to this Agreement shall be submitted exclusively to the Court of Common Pleas, Chester County, Pennsylvania.

6.6.10. Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

IN WITNESS WHEREOF, Frances [NAME], acting of free will after having had the opportunity to seek the advice of counsel and a reasonable period of time to consider the terms of this Agreement, and the Company, have caused the execution of this Agreement as of this day and year written below.

Witness:
Frances [NAME]

Date:

VIROPHARMA INCOPRORATED

By:

Title:

Date: